UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 18, 2009

(Date of earliest event reported)

PHARMACYCLICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26658	94-3148201

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

995 E. Arques Avenue
Sunnyvale, California 94085-4521
(408) 774-0330

(Address of principal executive offices including zip code and registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 18, 2009, Pharmacyclics, Inc. (the "Company") received a notice from The Nasdaq Stock Market dated February 18, 2009, about Nasdaq's equity requirements. The notice has no immediate effect on the listing of the Company's common stock. In its letter, Nasdaq requested that the Company provide a plan to achieve and sustain compliance with the continued listing requirements of The Nasdaq Global Market, including the minimum stockholders' equity requirement, before March 5, 2009. The stockholders' equity of the Company on December 31, 2008 was less than the $10 million in stockholders' equity required for continued listing on The Nasdaq Global Market under Marketplace Rule 4450(a)(3). Pharmacyclics, Inc. is considering various possibilities to address this issue, including but not limited to a rights offering. The stockholders' equity on December 31, 2008 was $8,032,000, this does not include the loan the company has received from Mr. Duggan, CEO and Chairman, of $5,000,000 and the recently completed sale of stock of $1,400,000, which when combined total $6,400,000.

The Company will submit its plan to Nasdaq by February 25th, 2009. If Nasdaq determines that the Company has made a reasonable demonstration in the plan of its ability to regain compliance with all applicable continued listing standards and the meeting of certain other criteria, Nasdaq will accept the plan and the Company will remain listed and have 105 days to demonstrate compliance. Alternatively, the Company may apply to move to the alternative Nasdaq Capital Market, for listing there.

Item 8.01     Other Events.

On February 24, 2009, the Registrant issued a press related to the matters set forth in Item 3.01. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.
Exhibit No.	Description
99.1	Press Release of Pharmacyclics, Inc. dated February 24, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   February 24, 2009

PHARMACYCLICS, INC. By: /s/ ROBERT W. DUGGAN Name: Robert W. Duggan Title: Chairman and Chief Executive Officer

INDEX TO EXHIBITS
Exhibit	Description
99.1	Press Release of Pharmacyclics, Inc. dated February 24, 2009. PDF

         PDF    Also provided in PDF as a courtesy.